Exhibit 21.1

SIFCO Industries, Inc.

Subsidiaries of the Company

September 30, 2012

Subsidiary	State of Jurisdiction of Incorporation
SIFCO Custom Machining Company	Minnesota
T&W Forge, LLC	Ohio
SIFCO Turbine Component Services LLC	Ohio
SIFCO Applied Surface Concepts, LLC	Ohio
SIFCO Irish Holdings, Limited	Ireland
SIFCO Turbine Components Limited	Ireland
SIFCO Applied Surface Concepts	France
SIFCO Applied Surface Concepts (UK), Limited	United Kingdom
SIFCO Applied Surface Concepts Sweden AB	Sweden
Quality Aluminum Forge, LLC	Ohio